Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050
“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

 FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2018 Third Quarter Results

Obtains a Waiver for Financial Covenants

Generates Operating Cash Flows of $9.5 Million for the Third Quarter and $56.4 Million for the Nine-Months Ended March 31, 2018

Board of Directors Declares a Dividend of $0.01 per Share

PORT WASHINGTON, N.Y., May 3, 2018 -- ACETO Corporation (NASDAQ:ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the fiscal 2018 third quarter ended March 31, 2018.

Third Quarter Fiscal 2018 versus Third Quarter Fiscal 2017

•	Net sales of $186.0 million versus $190.1 million, a 2.2% decrease
•	Gross profit of $27.7 million versus $42.3 million, a 34.6% decrease
•	Net loss of $196.6 million, or $5.57 per share, including previously-announced pre-tax non-cash asset impairment charges totaling $256.3 million, versus net income of $5.6 million, or $0.16 per share
•	Non-GAAP Adjusted Net Income of $0.2 million versus $13.6 million, a 98.2% decrease
•	Non-GAAP Adjusted EPS of $0.01 versus $0.39, a 97.4% decrease

Management Commentary

“We enter the final quarter of fiscal 2018 with $65.1 million of available cash and our Pharmaceutical Ingredients and Performance Chemicals segments remain stable cash-generating businesses. For the first nine months of fiscal 2018, we generated free cash flow of $50.0 million, $10.6 million in excess of the $39.4 million we used for debt repayments. Finally, we secured a waiver on our financial covenants for the third quarter and we are continuing to work collaboratively with our lenders on developing long-term solutions to strengthen our balance sheet,” said William C. Kennally, III, Chief Executive Officer of ACETO.

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“Our third quarter results reflect continued adverse conditions in the generics market partially offset by highly effective portfolio management in our Performance Chemicals segment and a rebound in sales in our Pharmaceutical Ingredients segment. In addition, while we have been proactively addressing supply chain challenges in the generics business for the past few quarters, we received notification of failure to supply penalties during the quarter totaling $10.1 million. We expect that by the end of the fiscal year we will have made significant progress toward resolving these previously identified supply chain challenges,” added Mr. Kennally.

“Although we are facing a prolonged generics industry down cycle, we remain intensely focused on executing our game plans in all of the company’s businesses,” concluded Mr. Kennally. “At Rising, we have launched 15 products since the beginning of fiscal 2018, with plans to meet our previously announced goal of launching 15 to 20 products this fiscal year, and we expect to spend approximately $9 million in R&D for fiscal 2018. Our operational initiatives are also proceeding on schedule: we expect to finish phasing in a new ERP system during the fourth quarter and our new warehouse facility to be fully functional before the end of the calendar year, at which point we will begin to realize $4 million in annualized savings resulting from the new facility. At the same time, we are continuing to pursue our longer-term goal of balancing our asset-light model with more ownership and enhancing the company’s profitability.”

Third Quarter Financial Review

Income Statement

Consolidated net sales for the third quarter of fiscal 2018 were $186.0 million, a decrease of 2.2% from $190.1 million reported in the third quarter of fiscal 2017. Total company gross profit was $27.7 million, a decrease of 34.6%, compared to $42.3 million in the third quarter of fiscal 2017. Gross margin for the third quarter was 14.9%, compared to 22.3% in the prior year period.

Human Health segment sales were $91.9 million, a decrease of 7.9%, compared to $99.8 million for the third quarter of fiscal 2017. The decline was largely due to lower sales at Rising resulting from continued pricing and competitive pressures and softer than expected contributions from new product launches. In addition, Rising incurred approximately $10.1 million in failure to supply charges associated with products acquired from Citron and Lucid. Gross profit for the Human Health segment was $9.5 million, a decrease of 62.3%, compared to $25.3 million for the third quarter of fiscal 2017. Gross margin for the third quarter was 10.4%, compared to 25.3% in the prior year period. The decreases in gross profit and gross margin were due to an unfavorable product mix in certain Rising products, continued pricing pressure, intense competition and related consolidation of customers and failure to supply charges.

Pharmaceutical Ingredients segment sales were $43.2 million, a decrease of 1.4%, compared to $43.8 million for the third quarter of fiscal 2017. The segment’s sales decrease reflects lower sales of intermediates, partially offset by higher sales of APIs. Gross profit in the quarter was $7.0 million, a 3.0% decrease compared to $7.3 million for the third quarter of fiscal 2017. Gross margin for the third quarter was 16.3%, compared to 16.6% in the prior year period.

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Performance Chemicals segment sales were $50.9 million, an increase of 9.4% compared to $46.5 million for the third quarter of fiscal 2017, on higher sales of both specialty chemicals and agricultural protection products predominantly from increased sales of surface coatings and an increase in sales of a fungicide used to prevent disease on pecan crops. Gross profit was $11.1 million, an increase of 13.9%, compared to $9.8 million for the third quarter of fiscal 2017. Gross margin was 21.9% for the third quarter compared to 21.0% in the prior year period. The increase in gross profit was largely due to volume growth in both the Specialty Chemicals and Agricultural Protection Products businesses, while the increase in gross margin was driven by an improved sales mix of specialty chemical products.

Total selling, general and administrative expenses were $28.0 million, an increase of $1.5 million or 5.7% versus the same period last year due to increases in professional fees and payroll benefits. Research and Development expenses in the third quarter totaled $2.5 million compared to $2.6 million in the prior year period. The majority of R&D expenses are milestone based and fluctuate quarterly.

The company recorded pre-tax non-cash goodwill and intangible asset impairment charges of $256.3 million in the third quarter related to Rising Pharmaceuticals. During the third quarter, Rising Pharmaceuticals had a decline in actual and forecasted revenue and earnings due to the persistent adverse conditions in the generics market. In addition, the company was notified by the U.S. Government that 11 generic drug products it acquired through its Acetris Health subsidiary in a product purchase agreement with Lucid are not in compliance with the TAA country-of-origin provisions of a clause contained in the government supply contracts acquired from Lucid. Based on these indicators, the company determined that it was necessary to perform an interim goodwill impairment analysis at March 31, 2018 for its Rising reporting unit. As such, the company recognized a goodwill impairment charge of $235.1 million and impairment charges of other identifiable intangible assets totaling $21.2 million.

Including the goodwill and intangible asset impairment charges, the company reported an operating loss of $259.1 million versus operating income of $13.2 million in the prior year’s quarter. Net loss was $196.6 million, or $5.57 per diluted share, compared to net income of $5.6 million, or $0.16 per diluted share, for the comparable quarter of fiscal 2017. Non-GAAP Adjusted Net Income was $0.2 million in the third quarter, compared to $13.6 million in the prior period. Non-GAAP Adjusted Earnings per Share were $0.01 compared to $0.39 in the year ago third quarter.

Balance Sheet

The company ended the quarter with cash and cash equivalents and short-term investments totaling $65.1 million. As of March 31, 2018, the company was not in compliance with the Maximum Total Net Leverage Ratio and the Minimum Debt Service Coverage Ratio financial covenants. The company has obtained a waiver from its lenders for these covenants for the quarter ended March 31, 2018. In accordance with applicable accounting rules and standards, the company classified all indebtedness outstanding under its credit facility as a current liability as of March 31, 2018. Including the current portion of long-term debt, working capital was $52.4 million. Excluding the current portion of long-term debt, working capital was $243.2 million.

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Liquidity and Capital Resources

For the nine months ended March 31, 2018, operating activities provided cash of $56.4 million. Free cash flow, which the company defines to be operating cash flow less net cash used in investing activities, was $50.0 million for the nine months ended March 31, 2018. Investing activities for the nine months ended March 31, 2018 used cash of $6.5 million primarily for purchases of property and equipment and intangible assets. Financing activities for the nine months ended March 31, 2018 used cash of $44.7 million including $39.4 million of bank loan repayments and $5.9 million in cash dividend payments.

Third Quarter Fiscal 2018 Dividend Declared

The Company's Board of Directors has declared a regular quarterly dividend of $0.01 per share for the third quarter of 2018, payable on June 22, 2018 to stockholders of record as of June 8, 2018.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 a.m. ET on Friday, May 4, 2018. To participate in the conference call, please dial (844) 413-3976 or (412) 317-6583 approximately 10 minutes prior to the call. Please reference conference ID # 10119161.

The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software and download the presentation.

A telephone replay of the conference call will be available from 11:00 a.m. ET on May 4, 2018 until 11:59 p.m. ET on May 11, 2018 and may be accessed by calling (877) 344-7529 or (412) 317-0088 and referencing conference ID # 10119161. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. These measures, Adjusted Net Income and Adjusted EPS, are based upon net income excluding amortization and impairment of goodwill and other identifiable intangible assets, separation costs, amortization of debt discount, debt issuance costs and deferred financing costs, transaction costs related to acquisitions, the impact of the Tax Cuts and Jobs Act and the impact of Accounting Standards Update (“ASU”) 2016-09. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

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Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income and Adjusted EPS to U.S. GAAP net income and GAAP EPS are presented in the Non-GAAP Reconciliation table of this press release.

About ACETO

ACETO Corporation, incorporated in 1947, is focused on the global marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO's global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws, including statements regarding future arrangements to be entered into with the Company’s lenders, progress in addressing supply chain challenges, future research and development expenditures, product launches, the phase-in of the Company’s ERP system, the functionality of the Company’s new warehouse facility, annualized savings resulting from the new warehouse facility and the Company’s long-term goals of balancing the Company’s asset-light model with more ownership and enhancing profitability. Generally, ACETO’s forward-looking statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission (“SEC”), including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and other SEC filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results. ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

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Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net sales	$185,998	$190,128	$542,482	$443,698
Cost of sales	158,302	147,809	440,833	339,735
Gross profit	27,696	42,319	101,649	103,963
Gross profit %	14.9%	22.26%	18.7%	23.43%

Selling, general and
administrative expenses	28,029	26,519	87,241	75,614
Impairment charges	256,266	-	256,266	-
Research and development expenses	2,471	2,607	6,208	4,998
Operating (loss) income	(259,070)	13,193	(248,066)	23,351

Other expense, net of interest expense	(3,967)	(4,681)	(13,332)	(8,993)

(Loss) income before income taxes	(263,037)	8,512	(261,398)	14,358
Income tax (benefit) provision	(66,402)	2,924	(51,353)	4,949
Net (loss) income	$(196,635)	$5,588	$(210,045)	$9,409

Net (loss) income per common share	$(5.57)	$0.16	$(5.97)	$0.30

Diluted net (loss) income per common share	$(5.57)	$0.16	$(5.97)	$0.30

Weighted average shares outstanding:
Basic	35,304	34,769	35,162	31,453
Diluted	35,304	35,121	35,162	31,792

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Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	(unaudited)
	March 31, 2018	June 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$62,032	$55,680
Investments	3,059	2,046
Trade receivables: less allowance for doubtful
accounts: March 31, 2018 $805; and June 30, 2017 $485	260,168	260,889
Other receivables	15,771	12,066
Inventory	141,669	136,387
Prepaid expenses and other current assets	4,942	3,941
Deferred income tax asset, net	-	546

Total current assets	487,641	471,555

Property and equipment, net	14,002	10,428
Property held for sale	6,250	7,152
Goodwill	1,939	236,970
Intangible assets, net	241,513	285,081
Deferred income tax asset, net	70,089	19,453
Other assets	9,846	7,546

Total Assets	$831,280	$1,038,185

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$190,723	$14,466
Accounts payable	125,083	90,011
Accrued expenses	119,389	118,328
Total current liabilities	435,195	222,805

Long-term debt, net	128,697	339,200
Long-term liabilities	63,623	61,449
Environmental remediation liability	383	2,339
Deferred income tax liability	-	7,325
Total liabilities	627,898	633,118

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value:
(75,000 shares authorized; 30,839 and 30,094 shares issued
and outstanding at March 31, 2018 and June 30, 2017, respectively)	308	301
Capital in excess of par value	221,253	214,198
Retained (deficit) earnings	(20,354)	195,680
Accumulated other comprehensive income (loss)	2,175	(5,112)
Total shareholders' equity	203,382	405,067

Total liabilities and shareholders' equity	$831,280	$1,038,185

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Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended March 31, 2018	(unaudited) Diluted Net Income Per Common Share Three Months Ended March 31, 2018	(unaudited) Three Months Ended March 31, 2017	(unaudited) Diluted Net Income Per Common Share Three Months Ended March 31, 2017	(unaudited) Nine Months Ended March 31, 2018	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2018	(unaudited) Nine Months Ended March 31, 2017	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2017

Net (loss) income, as reported	($196,635)	$(5.57)	$5,588	$0.16	($210,045)	$(5.97)	$9,409	$0.30

Adjustments:
Impairment charges	256,266	7.24	-	-	256,266	7.26	-	-
Amortization of intangible assets	7,687	0.22	8,001	0.22	23,485	0.67	14,167	0.44
Transaction costs related to acquisitions	-	-	(191)	(0.01)	-	-	8,818	0.28
Step-up of inventory	-	-	2,100	0.06	-	-	2,266	0.07
Separation costs	-	-	246	0.01	4,064	0.11	529	0.02
Amortization of debt discount (non-cash interest expense)	1,347	0.04	1,263	0.04	3,977	0.11	3,729	0.12
Amortization of debt issuance costs	208	0.01	208	0.01	626	0.02	626	0.02
Amortization of deferred financing costs	281	0.01	300	0.01	833	0.03	300	0.01
Contingent consideration	(2,505)	(0.07)	-	-	(2,505)	(0.07)	-	-
Environmental charge	-	-	733	0.02	902	0.03	903	0.03

Adjusted income excluding charges	66,649	1.88	18,248	0.52	77,603	2.19	40,747	1.29
Adjustments to provision for income taxes including the impact of the Tax Cuts and Jobs Act and ASU 2016-09	66,405	1.87	4,684	0.13	59,070	1.67	11,642	0.37

Adjusted net income (Non-GAAP)	$244	$0.01	$13,564	$0.39	$18,533	$0.52	$29,105	$0.92

Diluted weighted average shares outstanding	35,404	35,404	35,121	35,121	35,343	35,343	31,792	31,792

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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